Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 31st day of August, 2020 by and between Galectin Therapeutics Inc., a Nevada corporation (the “Company”), and Joel Lewis (“Executive”).

W I T N E S S E T H:

WHEREAS, Company desires to engage Executive as its Chief Executive Officer, and Executive is willing to accept the responsibilities and duties of such position.

NOW, THEREFORE, in consideration of the terms, conditions, and mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.    Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company beginning on September 2, 2020 upon the terms and conditions hereinafter stated.

2.    Term. Unless sooner terminated as provided herein, Executive’s term of continued employment hereunder shall commence on September 2, 2020 and continue until September 30, 2022. (the “Initial Term”). Unless either party provides written notice of non-renewal at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as defined below, this Agreement shall automatically renew for a period of twelve (12) months and shall automatically be renewed thereafter for subsequent terms of twelve (12) months (each, a “Renewal Term”; the Initial Term and any Renewal Terms are referred to herein collectively as the “Term”).

3.    Duties. During the Term, Executive agrees to serve as, and the Company agrees to employ Executive as, the President and Chief Executive Officer of the Company. Executive will report to the Board of Directors of the Company (the “Board”) and the Vice Chairman of the Board (hereafter the “Reporting Officer”). Executive agrees to perform such duties, subject to the reasonable direction of the Board, as are customarily performed by chief executive officers in companies of similar size and scope in industries similar to the industry in which the Company operates, including, but not limited to, executive management and supervisory duties, responsibilities, and authority in connection with the Company’s operations. In the performance of his duties, Executive shall engage in business travel as needed for the performance of his duties and otherwise shall be permitted to perform the remainder of his duties remotely from his home office. Notwithstanding the foregoing, Executive will be excused from any travel requirements during the Covid-19 pandemic.

4.    Compensation. As compensation for services rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive the following as compensation:

(a)    Base Salary. Executive shall be paid a base salary at the annualized rate of Five Hundred Thousand and No/100 Dollars ($500,000.00) (“Base Salary”) payable as follows:

(i)    One-fifth (1/5th) of Executive’s Base Salary shall be paid in cash in accordance with the Company’s customary payroll practices.

(ii)    Four-fifths (4/5ths) of Executive’s Base Salary will be delivered to Executive in the form of deferred stock units (“DSUs”) granted under the Company’s 2019 Omnibus Equity Incentive Plan (the “Equity Plan”) in accordance with the terms of the Deferred Stock Unit Agreement attached hereto as Exhibit A (the “DSU Award Agreement”). The first DSUs credited to Executive’s account under the DSU Award Agreement will be made on September 15, 2020, and subsequent DSUs will be credited to Executive’s account on each date that Executive receives the cash portion of his Base Salary through the earlier of December 31, 2022 or the date Executive receives his final Base Salary payment following his termination of employment. The DSUs credited to Executive’s account under the DSU Award Agreement grant will be subject to the terms and conditions set forth in the DSU Award Agreement and the Equity Plan.

Executive’s Base Salary shall be subject to periodic review and adjustment by the Compensation Committee of the Company’s Board in its sole discretion. If the Term of this Agreement is renewed beyond the Initial Term, payment of Base Salary shall continue to be paid in accordance with paragraphs (i) and (ii) of this Section 4(a) for all Base Salary earned through December 31, 2022. All Base Salary earned by Executive after December 31, 2022 will be paid in cash in accordance with the Company’s customary payroll practices.

(b)    Performance Bonus Plan. Executive shall be eligible to participate in the performance bonus plan (“Performance Bonus Plan”) established by the Company for its officers and employees, with the Executive to have an annual performance bonus (the “Performance Bonus”) potential of fifty percent of Executive’s Base Salary for the applicable year. The Performance Bonus for partial years shall be prorated. One-fifth (1/5th) of the Performance Bonus awarded to Executive for any year ending on or before December 31, 2022 shall be paid in cash within 60 days following the end of the fiscal year for which such Performance Bonus was earned and the remaining portion of the Performance Bonus Plan for such year will be delivered to Executive in the form of DSUs in accordance with and subject to the terms and conditions set forth in the DSU Award Agreement. Any Performance Bonus awarded to Executive for any fiscal year commencing on or after January 1, 2023 shall be paid in cash within 60 days following the end of such fiscal year.

(c)    Equity Incentive Award. Without limiting the employee incentive stock options to which Executive will be eligible to receive under Section 5(c), Executive shall receive an initial award of an option to purchase 250,000 shares of the Company’s stock (“Equity Incentive Award”), one-twelfth of which will vest quarterly over a period of 12 consecutive quarters. The Equity Incentive Award shall be subject to the Company’s Equity Plan and the stock option agreement making such grant. The exercise price of the shares subject to the Equity Incentive Award will be the closing price of the common stock of the Company as traded on NASDAQ on the date of this Agreement.

(d)    Tax Withholdings and Deductions. The Base Salary and Performance Bonus shall be subject to applicable tax withholding and other customary payroll deductions. For avoidance of doubt, however, the DSUs credited to Executive pursuant to the DSU Award Agreement will be subject to FICA withholding at the time of such DSUs are earned but will not be subject to income tax withholding until such DSUs settle and shares of the Company’s common stock are issued to Executive.

5.    Other Compensation. In addition to his Base Salary, Performance Bonus and Equity Incentive Award, the Company shall provide to Executive such other benefits as are customarily provided to other similarly-situated employees at the Company, subject to eligibility as provided in each such benefit plan or program. By way of example, Executive shall:

(a)    be eligible to participate in employee fringe benefits and pension and/or profit-sharing plans that may be provided by the Company to its employees in accordance with the provisions of any such benefit plans, as the same may be in effect from time to time, including without limitation, the Company’s 401(k) profit-sharing plan and matching of Executive’s contributions thereunder by the Company;

(b)    be eligible to receive any term life insurance benefits that may be provided by the Company to its employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

(c)    be eligible to participate in employee incentive stock option plans that may be provided by the Company to its employees in accordance with the provisions of the Equity Plan and any other such plans, as the same may be in effect from time to time;

(d)    be eligible to participate in any medical, pharmacy benefit and other health plans (the policies covering both Executive and his family being the “Health Insurance”) or other employee welfare benefit plans that may be provided by the Company to its employees in accordance with the provisions of any such plans, as the same may be in effect from time to time (and the Company covenants to provide Health Insurance at all times or if no Health Insurance is offered by the Company to its employees, the Company shall pay the cost of the individual insurance policies providing gold-level or comparable coverage); provided, however, that a portion of the cost of participating in Health Insurance coverage shall be paid by Executive. Executive shall pay the same amount for such Health Insurance as is established by the Company from time to time and applicable to all employees for the same Health Insurance coverage;

(e)    in addition to all paid holidays given by the Company to its employees, be entitled to (i) twenty (20) business days as paid vacation days for each calendar year (all of which accrue on the first day of such year), (ii) to carry over up to ten (10) accrued but unused vacation days to the following year (with any remaining unused vacation days forfeited at the end of the year), and (iii) to be paid for any accrued but unused vacation days (including any vacation days carried over) upon any termination of employment;

(f)    be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to similarly situated employees from time to time;

(g)    be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder, including, without limitation, general business-related travel and entertainment expenses, commuting expenses authorized by the Reporting Officer, mobile phone expenses and high-speed internet access, other business related office and computer supplies, and Chicago office rental of $1,100 per month, payable in accordance with the Company’s normal reimbursement policies in effect from time to time.

Executive shall not be entitled to receive any additional benefits or compensation other than as set forth in Section 4 above and this Section 5. For purposes of this Agreement, a “business day” is a day on which the common stock of the Company can be traded on NASDAQ and shall not include a Saturday, Sunday or legal holiday.

6.    Termination.

(a)    In the event of Executive’s termination of employment due to death or disability, all obligations of the Company under this Agreement shall terminate except with respect to (i) payment of the Executive’s Base Salary accruing prior to such termination and any unreimbursed expenses (described in Section 5(g)) incurred through the date of termination and accrued but unused vacation days in accordance with Company policy (payable immediately following such termination), any Performance Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination (payable in accordance with Section 4(b)), and benefits under any employee benefit plan, policy or program (including, without limitation, any outstanding Equity Incentive Awards, DSU grants and any other equity incentive awards), payable in accordance with the terms of such plan, policy or program and any outstanding award agreements thereunder (collectively, the “Accrued Benefits”), (ii) payment, if any, of the Performance Bonus for the year in which termination occurs, based on actual individual and Company performance results multiplied by a fraction, (A) the numerator of which shall be the number of days elapsed from the beginning of the fiscal year in which such termination occurs and (B) the denominator of which shall be 365, payable in accordance with Section 4(b), provided, however, that the portion of the Performance Bonus payable in the form of DSUs, will instead be delivered in the form of fully vested and transferable shares of the Company’s common stock, (iii) continuation of group health benefits in accordance Section 7(a) for a period of one year after termination occurs, and (iv) in the case of disability, payment of such disability benefits as Executive is entitled to receive in accordance with the applicable plan or program. As used herein, “disability” means the inability of Executive to perform those duties and responsibilities that are the essential functions of Executive’s position due to illness, accident or any other physical or mental incapacity after a period of reasonable accommodation for such disability, and as determined by a physician mutually acceptable to Executive and the Company in accordance with the applicable disability insurance policy.

(b)    During the Term, the Company may terminate Executive’s employment for Cause, and in such event, upon written notice of termination to Executive (such termination to be effective after compliance with the notice and cure and other procedures set forth below in this subsection, as applicable), which notice shall specify Cause in reasonable detail. As used herein, “Cause” shall mean: (i) a good faith finding by the Company of Executive’s willful failure to perform his material duties hereunder; (ii) Executive’s material violation of the Company’s code of conduct; (iii) Executive’s act(s) or omission(s) amounting to willful misconduct or gross negligence in the performance of his duties hereunder to the detriment of the Company or any affiliate; (iv) Executive’s conviction for fraud or embezzlement against the Company, its affiliates, suppliers or customers; (v) Executive’s conviction of or pleading guilty or nolo contendere to any felony under applicable law; or (vi) Executive’s failure to observe or perform any material covenant, condition or provision of Sections 10 and 11 of this Agreement. Except as to the immediately preceding clauses (iv), or (v) and with respect to those Causes that are not capable of being cured, Executive will have thirty (30) days from the date he receives written notice from the Company specifying in reasonable detail the events or circumstances constituting Cause to cure such Cause, and upon such timely cure, such Cause shall be deemed not to have occurred; provided, however, the Company shall be obligated to give Executive written notice (and an opportunity to cure) only once in any twelve (12) consecutive month period with respect to similar acts or omissions giving rise to such Cause. For the avoidance of doubt, Executive’s failure to meet individual or company performance goals, without more, shall not be deemed a failure to perform material duties.

(c)    Executive may voluntarily resign Executive’s position with the Company for Good Reason, at any time by providing thirty (30) days’ written notice to the Reporting Officer (such termination to be effective after compliance with the cure and other procedures set forth below in this subsection, as applicable). Executive will be deemed to have resigned for “Good Reason” if Executive voluntarily terminates Executive’s employment with the Company within sixty (60) days after the occurrence of one or more of the following circumstances: (i) the Company’s material breach of this Agreement; (ii) Executive’s position and/or duties are changed from those contemplated herein such that Executive’s duties are no longer consistent with the position of a chief executive officer of a company comparable to the Company; or (iii) unless otherwise agreed by Executive, a material reduction in Executive’s Base Salary or Performance Bonus Opportunity. Notwithstanding anything contained in this Subsection (c), the Company shall be provided with written notice of the specific circumstance giving rise to Good Reason and thirty (30) days from receipt of written notice in which to cure such circumstance.

7.    Obligations of the Company Upon Termination.

(a)    Notwithstanding anything to the contrary in this Agreement, regardless of the nature of any termination of Executive’s employment other than a termination by the Company for Cause, if Executive elects to continue receiving group health coverage for himself and his family pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Coverage”), the Company will pay at least 85% of the applicable premiums for such COBRA Coverage until the first anniversary of Executive’s employment termination date; provided that if Executive’s COBRA Coverage expires prior to the first anniversary of his employment termination date, the Company will obtain individual health insurance policies for Executive and his family with substantially comparable coverage as that provided under the Company’s Health Insurance and pay 85% of the premiums for such policies. Executive acknowledges and agrees that if the Company utilizes an employee leasing service for the period through the end of the applicable Initial Term or Renewal Term in which such termination occurs and the COBRA Coverage is available to Executive post-termination as required pursuant to this Agreement and the Company pays 85% of the premiums, the requirement of the Company provided for in this Section 7(a) shall be deemed satisfied.

(b)    If (i) the Company terminates Executive’s employment for Cause during the Term, then this Agreement shall terminate without further obligations on the part of the Company to Executive under Sections 4 and 5 of this Agreement, other than for payment of the Accrued Benefits, provided, however, that Executive shall not be entitled to receive any Performance Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination for Cause, or (ii) Executive terminates his employment during the Term for any reason other than Good Reason, then this Agreement shall terminate without further obligations on the part of the Company to Executive under Sections 4 and 5 of this Agreement, other than for payment of (x) the Accrued Benefits and (y) the Performance Bonus, if any, for the fiscal year in which termination occurs, based on actual individual and Company performance results and multiplied by a fraction, (A) the numerator of which shall be the number of days elapsed from the beginning of the fiscal year in which such termination occurs and (B) the denominator of which shall be 365, payable in accordance with Section 4(b), provided, however, that the portion of the Performance Bonus payable in the form of DSUs, will be paid in accordance with the terms of the DSU Award Agreement.

(c)    If either (i) Executive terminates his employment for Good Reason (ii) the Company terminates Executive’s employment without Cause, or if the Company gives written notice of non-renewal prior to September 30, 2023, then the Company shall pay to Executive (1) the Accrued Benefits, (2) a lump sum amount equal to twelve (12) months of Executive’s Base Salary payable within thirty (30) days after the date of such termination, and (3) the Performance Bonus, if any, for the year in which termination occurs, based on actual individual and Company performance results and multiplied by a fraction, (A) the numerator of which shall be the number of days elapsed from the beginning of the fiscal year in which such termination occurs and (B) the denominator of which shall be 365, payable in accordance with Section 4(b); provided, however, that the portion of the Performance Bonus payable in the form of DSUs, will be paid in accordance with the terms of the DSU Award Agreement. Notwithstanding the foregoing, the payments described in clauses (2) and (3) above are expressly conditioned upon Executive executing returning a full release of the Company and its affiliates and from all obligations (other than the obligations set forth in this Section 7(c)) and any usual and customary indemnification obligations of the Company to Executive as an officer thereof), in substantially the form attached hereto as Exhibit B (the “General Release”), and such General Release becoming final, binding and irrevocable no later than sixty (60) days after Executive’s employment termination date. The Company shall not be obligated to make any payments pursuant to this Section 7(c) (except for the Accrued Benefits) until it has received the General Release and such General Release has become final, binding and irrevocable.

(d)    Except as provided in Section 7(c), if Executive or the Company elects not to renew the Initial Term or any Renewal Term as described in Section 2 above, Executive’s employment shall terminate at the expiration of the Term and Executive shall be entitled to the Accrued Benefits and the Performance Bonus, if any, for the year in which termination occurs, based on actual individual and Company performance results and multiplied by a fraction, (i) the numerator of which shall be the number of days elapsed from the beginning of the fiscal year in which such termination occurs and (ii) the denominator of which shall be 365, which shall be payable in accordance with Section 4(b), provided, however, that the portion of the Performance Bonus payable in the form of DSUs, will be paid in accordance with the terms of the DSU Award Agreement.

(e)    The parties hereto agree that Executive may designate, by written notice to the Company, a beneficiary to receive the payments described in Sections 6 and 7 in the event of his death. The designation of any such beneficiary may be changed by Executive from time to time by written notice to the Company. In the event Executive fails to designate a beneficiary as herein provided, any payments which are otherwise to be made to a designated beneficiary under Sections 6 and 7 shall be made to the legal representative of Executive’s estate.

8.    Definitions. The following defined terms shall have the meanings ascribed below. All other terms shall be given their normal and common usage.

(a)    “Company Business” shall mean the research and development of therapeutic agents whose primary pharmacological mechanisms of action modify galectins and are applicable in the treatment of fibrosis, cancer and related diseases.

(b)    “Competing Business” shall mean any person or entity that engages in a commercial business that is the same or substantially similar to the Company Business.

(c)    “Confidential Information” shall mean data and information: (i) relating to the Company Business, regardless of whether the data or information constitutes a trade secret as that term is defined in the Georgia Trade Secrets Act or any other applicable trade secrets law; (ii) disclosed to Executive or of which Executive became aware as a consequence of Executive’s relationship with the Company; (iii) having value to the Company; (iv) not generally known to competitors of the Company; and (v) which includes trade secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that such term shall not mean data or information (A) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company; (B) which has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means.

(d)    “Key Employee” shall mean an employee who, by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships during the course of the employee’s employment with the Company, has gained a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson or has gained a high level of influence or credibility with the Company’s customers, vendors, or other business relationships or is intimately involved in the planning for or direction of the Company Business or a defined unit of the Company Business. Such term shall also mean an employee in possession of selective or specialized skills, learning, or abilities or customer contacts or customer information who has obtained such skills, learning, abilities, contacts, or information by reason of having worked for the Company.

(e)    “Material Contact” shall mean the contact between Executive and each customer or potential customer of the Company: (i) with whom or which Executive dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Executive; (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company; or (iv) who receives products and services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within two (2) years prior to the date of the separation of Executive’s employment with the Company.

(f)    “Professional” shall mean an employee who has as a primary duty the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer, or a ministerial employee.

(g)    “Territory” shall mean the geographic area where Executive is working at the time of separation of Executive’s employment with the Company.

9.    Representations by Executive.

(a)    Executive represents and warrants that Executive will engage in at least one of the following activities or sets of activities on behalf of the Company: (i) customarily and regularly solicits for the Company customers or prospective customers; (ii) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be performed by others; (iii) performs the following duties: (A) has a primary duty of managing the enterprise in which Executive is employed or of a customarily recognized department or subdivision thereof, (B) customarily and regularly directs the work of two or more employees, and (C) has the authority to hire or fire other employees or has particular weight given to suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (iv) performs the duties of a Key Employee or of a Professional.

(b)    Executive represents and warrants that the limited covenants contained in Section 10 below: (i) are fair and reasonable in that they are required for the protection of the legitimate business interests of the Company, including its customer relationships and Confidential Information; (ii) are not greater than are necessary for the protection of the Company in light of the substantial harm that the Company will suffer should Executive breach any of the provisions of said covenants or agreements; (iii) form material consideration for this Agreement; and (iv) do not prohibit Executive from engaging in his business, trade or profession, or from becoming gainfully employed in such a way as to provide a standard of living for himself, the members of his family, and those dependent upon him, to which he and they have become accustomed and may expect.

(c)    After consulting with an attorney or freely choosing not to consult with an attorney, Executive hereby represents and warrants as to the reasonableness of each of the covenants set forth in Section 10 below, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the purpose, consideration for or scope of any or all of the covenants set forth in Section 10 below.

(d)    Executive acknowledges the duty and responsibility to maintain and safeguard all Company property issued and/or provided to Executive, which includes all Confidential Information in any medium. Executive further acknowledges that such property is and shall always remain the property of the Company and is to be returned to the Company promptly, upon request, and immediately upon the separation of Executive’s employment with the Company at the Company’s expense and in a manner approved by the Company. If the event that Executive does not return such property to the Company upon the separation of Executive’s employment, Executive understands and hereby expressly consents that the Company, at its sole election, may debit against any monies owed to Executive the full replacement cost of such property, subject to any and all applicable law.

10.    Covenants Necessary to the Company’s Business.

(a)    Restrictions on Competition During Employment. Executive hereby covenants and agrees that, at any and all times during the term of Executive’s employment with the Company, Executive will not, on behalf of any Competing Business, engage in any act of competition against the interests of the Company or any of its affiliates, assigns or successors, as applicable, in any geographic territory wherein the Company engages in the Company Business, regardless of the capacity in which Executive is acting on behalf of the Competing Business. With respect to this covenant restricting Executive’s behavior during the Term of Executive’s employment only, prohibited acts of competition include, without limitation, the following: (i) performing any services for a Competing Business; (ii) soliciting or recruiting any customer or prospective customer of the Company for a Competing Business; and/or (iii) hiring, recruiting or soliciting any employee of the Company for a Competing Business. For purposes of this Agreement, references to “affiliates” of the Company shall mean any party that controls, is under common control with, or is controlled by, the Company.

(b)    Non-Solicitation of Customers Following Employment. Executive covenants and agrees that, for a period of eighteen (18) months following the separation of Executive’s employment with the Company, regardless of the reason for separation, Executive will not, either directly or indirectly, in competition with the Company Business, solicit, entice or recruit for a Competing Business, attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective customer of the Company with whom Executive had Material Contact on behalf of the Company; provided that this Section 10(b) shall terminate thirty (30) days after termination of Executive’s employment unless the Company provides a written list of actual or prospective customers of the Company with which it believes Executive had Material Contact; provided further, that Executive shall review such list of actual or prospective customers and, within ten (10) days after delivery thereof to Executive, confirm in writing to the Company that such list is accurate and complete or, if Executive does not agree with such list, advise the Company as to any such disagreement. Executive and the Company agree to use their good faith best efforts to resolve any disagreement as to the contents of the list specified herein.

(c)    Non-Competition Following Employment. Executive covenants and agrees that, for a period of eighteen (18) months following the separation of Executive’s employment with the Company, regardless of the reason for separation, Executive shall not, within the Territory and on behalf of a Competing Business, either directly or indirectly (whether through affiliates, subsidiaries or otherwise), perform any duties that are the same or similar to those that he performed for the Company within two (2) years prior to the separation of Executive’s employment. Executive further covenants and agrees that, for a period of eighteen (18) months following the separation of Executive’s employment with the Company, he shall not, either directly or indirectly (whether through affiliates, subsidiaries or otherwise), perform any duties that are the same or similar to those that he performed for the Company within two (2) years prior to the separation of Executive’s employment on behalf of the entities engaged in a Competing Business. Notwithstanding the foregoing, nothing contained in this Subsection (c) shall be deemed or interpreted to prevent Executive from accepting a position with an employer that is engaged in business that includes, but is not limited to, a Competing Business so long as Executive’s duties, responsibilities and/or activities for such employer during the time period specified herein do not include, directly or indirectly, duties, responsibilities or activities involving the Competing Business portion of such employer’s business.

(d)    Non-Solicitation of Employees Following Employment. Executive covenants and agrees that, for a period of eighteen (18) months following the separation of Executive’s employment with the Company, regardless of the reason for separation, Executive will not, either directly or indirectly, solicit, entice, encourage, cause, or recruit any person employed by the Company and with whom Executive had contact during Executive’s employment with the Company to leave such person’s employment with the Company to join a Competing Business; provided that general solicitations of employment through media of general circulation and not directly targeting the Company’s employees shall not be a breach of this provision.

(e)    Protection of Confidential Information. Executive recognizes the interest of the Company in maintaining the confidential nature of its Confidential Information. Accordingly, and in addition to the covenants described in subparagraphs (a) through (d) above, Executive covenants and agrees that Executive will not, at any time, other than in the performance of Executive’s duties for the Company, both during and after Executive’s employment with the Company, communicate or disclose to any person or entity, or use for Executive’s benefit, or for the benefit of any other person or entity, including any Competing Business, either directly or indirectly, any of the Company’s Confidential Information.

11.    Legal Remedies. Executive acknowledges and agrees that by virtue of the duties and responsibilities attendant to Executive’s employment with the Company and Executive’s access to Confidential Information, the Company may suffer irreparable loss and damage if Executive should breach or violate any of the covenants and agreements contained in Section 10 of this Agreement. Executive therefore agrees and consents that, in addition to any other remedies available to the Company, the Company shall be entitled to seek a temporary restraining order, preliminary injunction and/or permanent injunction, without any bond or other security being required, to prevent a breach or contemplated breach by Executive and by any person or entity to whom Executive provides or proposes to provide any services in violation of any of the covenants or agreements contained in Section 10 of this Agreement. Any rights created by this Agreement shall be in addition to, and not in lieu of, any other remedies that may exist under any applicable law or in equity.

12.    Indemnification. The Company agrees to indemnify Executive to the fullest extent permitted under the Bylaws of the Company as they exist as of the date hereof.

13.    Governing Law. The laws of the state of Georgia, including without limitation those contained in O.C.G.A. §§ 13-8-50 et seq., shall govern the validity, interpretation, construction, performance and enforcement of this Agreement.

14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.    Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party. The failure of a party at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.

16.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.

17.    Construction. The parties acknowledge that they have fully read, understood and unconditionally accepted this Agreement, after having the opportunity to consult with an attorney, and acknowledge that this Agreement is mutual and binding upon all parties hereto.

18.    Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, “pdf’ or sent by a recognized overnight delivery service which guarantees next day delivery (“Overnight Delivery”), or mailed registered or certified mail, return receipt requested, postage prepaid, transmitted or addressed to the intended recipient as set forth below:

in the case of the Company to:	Galectin Therapeutics Inc. 4960 Peachtree Industrial Boulevard Suite 240 Norcross, GA 30071 Facsimile: 770-864-1327 Attn: Chief Financial Officer

with a copy to:	Dentons US LLP 303 Peachtree Street Suite 5300 Atlanta, GA 30308 Facsimile: 404-527-4198 Attn: Robert E. Tritt

and in the case of Executive to:	At the address shown on the records of the Company with a copy via email to the email address of Executive shown on the records of the Company

with a copy to:	Peter Donati 2 N. LaSalle St. Suite 1300 Chicago, IL 60602

or at such other addresses as any party hereto notifies the other parties hereof in writing in accordance with this Section. The parties hereto agree that notices or other communications that are sent in accordance herewith (a) by personal delivery, telefax or “pdf”, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (b) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (c) by U.S. mail, will be deemed received three (3) business days immediately following the date sent.

19.    Benefit. This Agreement is not assignable or delegable, in whole or in part, by Executive without the prior written consent of the Company. Notwithstanding the foregoing, the covenants of Executive contained in this Agreement shall be binding upon Executive’s heirs and legal representatives and shall survive the termination of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. Furthermore, the Company shall have the right to assign this Agreement to its successors and assigns, and all covenants herein shall inure to the benefit of, and be enforceable by, said successors and assigns.

20.    Prior Agreement; Modification. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof. This Agreement may only be amended or superseded only by an agreement in writing signed by the parties hereto. No action or course of conduct shall constitute a waiver of any of the terms and conditions hereof, unless such waiver is specified in writing and, in the case of such action by the Company, approved by the Reporting Officer, and then only to the extent so specified.

21.    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

22.    Litigation Assistance. Executive agrees that following the termination of his employment hereunder, regardless of the reason for or manner of such termination, other than death or a disability that prevents his cooperation, he shall, upon reasonable notice, furnish such information and give such assistance to the Company in any controversy or matter involving litigation as may reasonably be requested by the Company. The Company shall compensate Executive for all reasonable out-of-pocket expenses incurred while so assisting the Company and shall pay Executive a per diem equal to Executive’s last Base Salary under this Agreement divided by two hundred twenty three (223). Executive is not obligated to assist in any controversy or litigation between the Company and Executive.

23.    Interpretation. Should any provision of this Agreement require a judicial interpretation, it is agreed that the judicial body interpreting or construing this Agreement shall not apply the assumption that the terms of this Agreement shall be more strictly construed against one party by reason of the rule of legal construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement. The parties acknowledge and agree that they and their agents have each had the opportunity to participate equally in the negotiations and preparation of this Agreement, and Executive acknowledges that he has had the opportunity to consult legal counsel regarding the terms hereof.

24.    No Limitation. Notwithstanding anything to the contrary, nothing in this Agreement shall be construed to limit the common law rights of the Company and/or its affiliates with respect to their Confidential Information.

25.    Code Section 409A.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “nonrenewal,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 25 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(c)    For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Executive’s execution of the General Release, directly or indirectly, result in Executive designating the calendar year of payment, and if Executive’s employment is terminated during the last sixty (60) days of any calendar year, payment shall be made no earlier than January 1 of the following calendar year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

26.    Survival. Sections 7 through 25 hereof shall survive the termination of this Agreement.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

GALECTIN THERAPEUTICS INC.,
a Nevada corporation

By:	/s/ Kevin D. Freeman
Name:	Kevin D. Freeman
Title:	Vice Chairman and Authorized Signatory

EXECUTIVE:

/s/ Joel Lewis
Joel Lewis

[Signature page to Employment Agreement]

EXHIBIT A

RSU AWARD AGREEMENT

DEFERRED STOCK UNIT AGREEMENT

UNDER THE GALECTIN THERAPEUTICS INC.

2019 OMNIBUS EQUITY COMPENSATION PLAN

August    , 2020

Pursuant to the terms of the Galectin Therapeutics Inc. 2019 Omnibus Equity Compensation Plan (the “Plan”), Galectin Therapeutics Inc., a Nevada corporation (the “Company”) will issue the number of shares of the Company’s common stock equal to the number of Deferred Stock Units (“DSUs”) granted in accordance with the terms set forth in this agreement (the “Agreement”).

Notwithstanding anything in this Agreement to the contrary, the grant of the DSUs pursuant to this Agreement and the issuance of shares of the Company’s common stock in settlement of such DSUs shall be subject to, and governed by, all the terms and conditions of the Plan. To the extent there is any inconsistency between the terms of the Plan and of this Agreement, the terms of the Plan shall control.

All capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given such terms in the Plan.

1.    General. Each DSU represents a right to receive one share of the Company’s common stock (a “Share”) in accordance with and subject to the terms and conditions of this Agreement and the Plan. By execution of this Award Agreement, the Grantee agrees to be bound by all of the terms and provisions of the Plan, the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Board made from time to time.

2.    Number of DSU. Pursuant to the terms of the Grantee’s employment agreement with the Company dated September 2, 2020 (the “Employment Agreement”), 80% of the Grantee’s base salary and annual performance bonus earned during the period beginning on September 2, 2020 and ending on December 31, 2022 shall be paid in the form of DSUs which will settle in accordance with the terms of this Agreement.

(a)    Base Salary DSUs. The number of whole and fractional DSUs credited to the Grantee’s Account (as defined in Section 3 below) with respect to his base salary each payroll period shall equal the quotient obtained by dividing (i) 80% of the gross amount of the Grantee’s base salary earned during such payroll period by (ii) the closing price of the Company’s Common Stock on the date he receives the cash portion of his base salary.

(b)    Annual Performance Bonus DSUs. The number of whole and fractional DSUs credited to the Grantee’s Account with respect to any annual performance bonus earned during any fiscal year ending on or after the date of this Agreement and on or before December 31, 2022 shall equal the quotient obtained by dividing (i) 80% of the gross amount of the annual performance bonus earned by the Grantee for such fiscal year by (ii) the closing price of the Company’s Common Stock on the date he receives the cash portion of his annual performance bonus for such fiscal year.

3.    Account for Grantee. The Company shall maintain a bookkeeping account for the Grantee (the “Account”) reflecting the number of whole and fractional DSUs credited to the Grantee pursuant to Section 2.

4.    Nontransferability. The Grantee may not transfer DSUs or any rights hereunder to any third party other than by will or the laws of descent and distribution.

5.    Vesting. The DSUs credited to the Grantee’s Account as of any date shall be fully vested and nonforfeitable at all times.

6.    Settlement - Delivery of Shares. The Company shall issue the Shares underlying the outstanding whole number of DSUs credited to the Grantee’s Account (along with any cash credited to the Grantee’s Account) as follows: twenty five (25%) percent shall be issued and/or paid on March 1, 2023, twenty five (25%) percent shall be issued and/or paid on September 1, 2023, and fifty (50%) percent shall be issued and/or paid on March 1, 2024; provided however, that all remaining whole Shares underlying the DSUs credited to the Grantee’s Account (and any remaining cash credited to the Grantee’s Account) will be distributed to the Grantee on the earlier of (i) the first business day of the seventh (7th) month following the Grantee’s Separation from Service, and (ii) the date of the Grantee’s death. Each date on which the Grantee is schedule to receive Shares and cash in an installment payment or in a lump sum is referred to herein as a “Settlement Date.” The Fair Market Value of any fractional DSU determined as of the applicable Settlement Date, along with any other cash credited to the Grantee’s Account pursuant to the following paragraph shall be paid to the Grantee in cash on or as soon as reasonably practicable after the Settlement Date.

In the event a Change in Control of the Company occurs prior to the Settlement Date, the Grantee’s Account will be credited with the consideration payable in such Change in Control with respect to the Shares subject to the DSUs then credited to the Grantee’s Account immediately prior to such Change in Control. If the Grantee’s employment with the Company continues after a Change in Control, the Grantee’s Account will be credited with the cash value of the portion of his base salary and annual performance bonus that would have been credited in the form of DSUs but for the Change in Control. The portion of the Grantee’s Account denominated in cash pursuant to the preceding sentence (i.e., the amount attributable to base salary and annual performance bonuses credited to the Grantee’s Account after the Change in Control) shall be credited with interest at three (3%) percent compounded annually. For avoidance of doubt, a Change in Control shall not result in acceleration of the settlement of the Grantee’s Account and the payment of all amounts or other property credited to the Grantee’s Account in connection with the Change in Control shall be paid or delivered to the Grantee on as soon as reasonably practicable after the Settlement Date.

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7.    Miscellaneous.

(a)    Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee. Any amendment or modification to Section 2 of this Agreement will become effective with respect to the Grantee’s base salary and annual performance bonus earned in the calendar year following the calendar year in which such amendment is executed.

(b)    Tax Withholding. The Grantee agrees to make appropriate arrangements with the Company for the satisfaction of all applicable Federal, state and local income tax withholding requirements, if any, arising in connection with the delivery of Shares or other property and payment of any cash to the Grantee in accordance with this Agreement.

(c)    Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Grantee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.

(d)    Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned as of the date first above written.

GALECTIN THERAPEUTICS INC.

By:
Name:	Kevin D. Freeman
Title:	Vice-Chairman and Authorized Director

Address:

4960 Peachtree Industrial Boulevard
Suite 240
Norcross, GA 30071

The undersigned hereby acknowledges receiving and reviewing a copy of the Plan and understands that the DSUs granted herein are subject to the terms of the Plan and of this Agreement. This Agreement is hereby accepted, and the terms and conditions thereof and of the Plan hereby agreed to, by the undersigned as of the date first above written.

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GRANTEE:

Name: Joel Lewis

DESIGNATION OF BENEFICIARY:    [*]

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EXHIBIT B

GENERAL RELEASE

For and in consideration of the separation payments provided to Joel Lewis (“Executive”) pursuant to the Amended and Restated Employment Agreement between Galectin Therapeutics, Inc. (“Employer”) and Executive, effective as of                     , 2020 (the “Employment Agreement”), which is expressly incorporated by reference herein, along with other consideration, the receipt and sufficiency of which are hereby acknowledged, Executive does hereby release, acquit, and forever discharge Employer (and any affiliate, subsidiary, officer, director or employee of Employer) from, and does hereby covenant and agree never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever against Employer (or any affiliate, subsidiary, officer, director, or employee of Employer) based upon, any and all claims, demands, indebtedness, agreements, promises, causes of action, obligations, damages, or liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that Executive ever had, has claimed to have, now has, or may hereafter have or claim to have against Employer arising out of or relating to Executive’s employment with Employer by reason of any act, event, occurrence, or thing occurring on or before the date of this General Release.

The claims released herein specifically include, but are not limited to, any claims for wages, bonuses, commissions, or other forms of compensation; any claims arising in tort or contract; any claim based on wrongful discharge; any claim based on breach of contract; any claim based on sexual harassment or any other form of workplace harassment; and any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, or retaliation, including but not limited to Title VII of the Civil Rights Act of 1964; the civil rights statute known as 42 U.S.C. § 1981; the Equal Pay Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Pregnancy Discrimination Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Workers Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act; the Uniformed Services Employment and Reemployment Rights Act; the anti-retaliation provision of the Sarbanes-Oxley Act or any other law prohibiting whistleblower retaliation; the Employment Polygraph Protection Act; and the Employee Retirement Income Security Act, each as amended.

The foregoing release does not release or impair: (a) Employer’s obligation to pay separation payments to Executive as provided Section [7(c)/8(b)] of the Employment Agreement; (b) any rights Executive has under any grants of stock options, restricted stock, deferred stock units or other forms of equity that may have been provided to Executive during his/her employment (such grants to be governed by the applicable equity plan and grant agreement); (c) any rights Executive has under applicable workers compensation laws; (d) any vested rights under a qualified retirement plan; (e) any other claims that cannot lawfully be released; (f) Executive’s ability to communicate with the Equal Employment Opportunity Commission or any other governmental agency, as long as Executive does not seek any personal relief for any claims released herein; (g) any claims arising after the date of Executive’s execution of this General Release; (h) any rights to insurance benefits

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under any directors & officers liability insurance policy maintained by Employer; or (i) any right to indemnification or defense that Executive may have under state or other law; under the charter, articles, or by-laws of the Company; or pursuant to a written agreement between Executive and the Company.

Executive has been advised to consult with an attorney of Executive’s choice regarding the form and content of this General Release, and Executive enters into this General Release voluntarily and of Executive’s own free will.    Executive has been provided with a period of at least twenty-one (21) days [45 days if part of group program] within which to consider the terms of this General Release. Executive may revoke this General Release within seven (7) days after signing it, by delivering written notice of revocation to the                                              of Employer. This General Release will not become effective or enforceable until the seven-day revocation period has expired. Executive acknowledges that execution of this General Release is a condition precedent to receipt of the severance payments provided in the Employment Agreement, and that, in the absence of fulfilling this condition precedent by executing this General Release, Executive would not be entitled to receive those severance payments. If Executive revokes this General Release within seven (7) days after signing it, it will become null and void, and Executive will not be entitled to any of the severance benefits provided in the Employment Agreement.

This General Release and the releases and covenants contained herein shall be binding upon Executive, his heirs, executors, administrators, assigns, agents, attorneys in fact, attorneys at law, and representatives. This General Release and the releases and covenants contained herein shall inure to the benefit of Employer and each of its predecessors, successors, and assigns, and to each of its and their past and present employees, agents, attorneys in fact, attorneys at law, representatives, officers, directors, shareholders, partners, joint venturers, and all of said individuals’ heirs, executors, administrators and assigns.

Witness the execution of this General Release on the        day of                    , 2020.

Joel Lewis

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